[Letterhead of Cerberus Partners, L.P.
                  950 Third Avenue, 20th Floor
                  New York, New York  10022
              (212) 421-2600  Fax (212) 421-2947]




                                     Dated as of October 14, 1996



Alvarez & Marsal, Inc.
885 Third Avenue, Suite 170
New York, New York 10022-4802
Attention:  Antonio C. Alvarez

          Re:  Interim Management Agreement

Dear Mr. Alvarez:

          This letter agreement sets forth our understanding with respect to the terms and conditions under which Alvarez & Marsal, Inc. ("A&M") shall provide certain management and consulting services to Cerberus Partners, L.P., in its capacity as the agent (the "Agent") under that certain Credit Agreement dated as of June 11, 1992 (the "Credit Agreement") among Wherehouse Entertainment, Inc ("WEI"), as the Borrower, the Agent and certain other lenders (collectively, the "Senior Lenders").

          As you are aware, WEI and its parent company, WEI Holdings, Inc., are debtors and debtors-in-possession (the "Debtors") in Case No. 95-911 (HSB) (Jointly Administered) (the "Bankruptcy Case") currently pending in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). The Debtors' First Amended Chapter 11 Plan, As Revised for Technical Corrections on October 4, 1996 (the "Plan of Reorganization") contemplates that the Senior Lenders will acquire a substantial portion of the shares of common stock of the entity that will acquire substantially all the assets of the Debtors ("Reorganized Wherehouse").

          Commencing on October 14, 1996, A&M shall provide the management and consulting services of its employee Antonio C. Alvarez on a full-time basis, as well as the services of such other employees of A&M (the "Support Employees") as are reasonably requested by the Agent or are necessary or appropriate to effectively analyze the transactions contemplated by the Plan of Reorganization and to provide for a smooth management transition to the arrangement contemplated by the Management Services Agreement, the current draft of which is attached hereto (the "Management Services Agreement"), which is expected to be entered into between Reorganized Wherehouse and A&M upon the effectiveness of the Plan of Reorganization.

          For the consulting and management services provided by A&M under this letter agreement, the Senior Lenders shall pay A&M a fee of (i) $50,000 per month (or a pro-rata portion thereof) for the services of Antonio C. Alvarez, plus (ii) the standard hourly rate charged by A&M for the services of the Support Employees. The parties understand that hourly billings of the Support Employees under this letter agreement are expected to be approximately $50,000 per month, but may be more or less than that amount. The Senior Lenders will also reimburse A&M, Alvarez and the Support Employees for properly documented and reasonable out-of-pocket travel, lodging and other expenses (including the reasonable fees and expenses of outside counsel to A&M incurred in the negotiation of the Management Services Agreement, which fees and expenses are not expected to exceed $10,000) incurred in performing their duties hereunder.

          If A&M is not engaged by Reorganized Wherehouse under the Management Services Agreement because (i) Cerberus, as the Agent, does not support the Plan of Reorganization at the time of the confirmation hearing in respect thereof in the Bankruptcy Court, which is currently scheduled for December 13, 1996 (the "Confirmation Hearing") and supports an alternate plan of reorganization for the Debtors involving a third party's purchase of the Debtors or substantially all of their businesses, and such alternate plan is confirmed by the Bankruptcy Court, or (ii) Cerberus, as the Agent, does support the Plan of Reorganization at the time of the Confirmation Hearing, but the Plan of Reorganization is not confirmed by the Bankruptcy Court prior to February 15, 1997 and an alternate plan of reorganization for the Debtors involving a third party's purchase of the Debtors or substantially all of their businesses and which results in a distribution to the Senior Lenders with a value of $65,000,000 or more is confirmed by the Bankruptcy Court on or after February 15, 1997 but prior to July 15, 1997 (each of (i) and (ii) an "Alternate Plan"), the Senior Lenders shall pay A&M a fee of $1,000,000 to compensate A&M for the fact that A&M has committed to provide its services and make the investment described in Section 4(b) of the Management Services Agreement, and, by virtue thereof, has declined or failed to pursue other engagements. This amount will be payable not later than 10 business days after the date on which the Alternate Plan is confirmed by the Bankruptcy Court.

          A&M shall cease providing services pursuant to this letter agreement on the earliest of (i) the date on which the Plan of Reorganization becomes effective, (ii) February 15, 1997 (or such later date as agreed to in writing by the parties) or (iii) the date on which an Alternate Plan is confirmed by the Bankruptcy Court.

          This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument.

          Please indicate your acceptance of the terms and conditions of this letter agreement by executing this letter agreement in the space provided below, as well as the enclosed copy of this letter agreement, and returning the enclosed copy to us.


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          By their signatures below each of the Senior Lenders
severally agrees to pay its Pro Rata Share (as defined in the Credit Agreement) of the fees and expenses owed to A&M pursuant to this letter agreement.


                              Very truly yours,

                              CERBERUS PARTNERS, L.P., as Agent

                                  /s/ Stephen Feinberg
                              By: _____________________
                              Its: General Partner

                                   By:__________________
                                   Its:_________________

Agreed and Accepted:

ALVAREZ & MARSAL, INC.


By: /s/ Antonio C. Alvarez
    -------------------------
Its: Managing Director
     -------------------------


CERBERUS PARTNERS, L.P., as Agent and as a Senior Lender


By:  /s/ Stephen Feinberg
     -------------------------
Its:  General Partner
     -------------------------


CS FIRST BOSTON SECURITIES CORPORATION, as a Senior Lender



By:  /s/ David J. Matlin
     -------------------------
Its:  MD
     -------------------------


BANK OF AMERICA ILLINOIS, as a Senior Lender



By:  /s/ Moira A. Cary
     --------------------------
      Moira A. Cary
Its:  Attorney-in-Fact
      -------------------------

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